Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the 21st day of August, 2018 (the “Effective Date”), by and among THE NAVIGATORS GROUP, INC., a Delaware corporation (“Navigators Group”), NAVIGATORS MANAGEMENT COMPANY, INC., a New York corporation and wholly owned subsidiary of Navigators Group (“Navigators Management” and, unless otherwise specified herein, together with Navigators Group, “Navigators” or the “Company”) and Ciro M. DeFalco (the “Executive”).

WHEREAS, Navigators Management desires to continue to employ the Executive, and the Executive wishes to remain employed by Navigators Management, and to serve as Executive Vice President and Chief Financial Officer of Navigators Group, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, Navigators and the Executive covenant and agree as follows:

1. Employment. Navigators Management hereby continues to employ Executive, and Executive hereby agrees to continue such employment and, during the term of this Agreement, to serve as Executive Vice President and Chief Financial Officer of Navigators Group.

2. Responsibility. Executive shall devote his full working time and best efforts to further the interests of Navigators. During the term of this Agreement, Executive shall perform all duties commensurate with the position set forth in Section 1, as well as such other related duties as may be assigned to him from time to time.

3. Location. During the term of this Agreement, Executive’s position will be based in the Stamford, Connecticut office of Navigators, subject to any required business travel relating to Executive’s employment.

4. Term. The initial term of this Agreement and Executive’s employment hereunder will continue through December 31, 2019, and will continue for subsequent one-year periods, unless either party elects to terminate this Agreement by written notice to the other party at least 120 days prior to the end of the term as then in effect; provided that if a Change in Control, as defined in Section 6(c)(ii), occurs during the term of this Agreement, the term of this Agreement shall not terminate prior to the later of (A) the one-year anniversary of such Change of Control and (B) the date that is 120 days after written notice is provided to the other party. If Executive terminates this Agreement pursuant to this Section 4, then (a) Executive’s continued employment with Navigators after the termination of this Agreement, if any, will be at-will and may be terminated by Navigators or Executive for any reason or no reason at any time with any rights or entitlements of the employee with respect to such continued employment or termination thereof to be solely determined by the Company’s policies then in effect, and (b) Sections 8 through 12 of this Agreement shall remain in full force and effect for the 12-month period following the end of the term of this Agreement, assuming solely for purposes of the covenants set forth in Sections 9 and 10 of this Agreement that the termination of this Agreement was a termination of Executive’s employment with Navigators. For the avoidance of doubt, although this Section 4 governs the term of this Agreement, either the Executive or Navigators may terminate Executive’s employment hereunder at any time in accordance with the provisions of Section 6 hereof.

5. Compensation. For the services described in Section 2 above to be rendered by Executive hereunder, Navigators agrees as follows:

(a) Base Salary. As of the Effective Date, Executive’s annual base salary shall be $575,000, subject to applicable withholdings. Executive’s base salary shall be subject to annual review by the Compensation Committee of the Board each March in accordance with Navigators’ regular practice, or otherwise as the Compensation Committee deems advisable, but not be decreased to an amount less than the amount set forth in this Section 5(a).

(b) Bonus. Executive will be eligible for an annual performance bonus based upon Navigators’ actual performance as compared to performance targets pre-established by the Compensation Committee of the Board. As of the Effective Date, Executive’s annual performance bonus target amount shall be 100% of Executive’s base salary, with a maximum annual performance bonus amount equal to 150% of Executive’s bonus target amount. This target amount and maximum bonus amount shall be subject to periodic review by the Compensation Committee of the Board but shall not be decreased to amounts less than the amounts set forth in this Section 5(b).

(c) Long-Term Incentive Compensation. Executive shall be entitled to equity and other long-term incentive awards that may be extended generally from time to time to senior officers of Navigators, as approved by the Compensation Committee of the Board, subject to the terms and conditions of the respective equity and long-term incentive compensation plans and award agreements and the provisions of this Agreement. As of the Effective Date, Executive’s annual long-term incentive compensation target amount shall be 100% of Executive’s base salary.

(d) Executive Benefits. Executive shall be eligible to participate in all Navigators benefit plans made available to senior officers of Navigators.

(e) Vacation; Time Off. Executive shall be entitled to take such vacation, holidays and sick leave as Navigators may reasonably determine, consistent with the performance of his duties hereunder and the then current policies of Navigators in respect to such matters. In no event shall Executive receive less than twenty-two (22) days paid vacation during each fiscal year.

(f) Expenses. Navigators agrees to pay, or reimburse Executive for, reasonable expenses incurred in connection with Executive’s performance of his duties hereunder, upon presentation of appropriate receipts or other documentation of such expense in accordance with Navigators’ published policies pertaining to business expenses.

(g) Retention Award. In consideration of entering into this Agreement and subject to continued employment through December 31, 2019, Employee shall be entitled to a cash award in the amount of $575,000 (the “Retention Award”), payable on January 1, 2020 or as soon as administratively possible thereafter.

6. TERMINATION OF EMPLOYMENT.

In the event Executive’s employment is terminated during the term of this Agreement, the following provisions will govern such termination.

(a) Termination for Cause; Resignation. Navigators may terminate Executive’s employment at any time for Cause, as defined herein, in which case Executive will not be entitled to any compensation beyond the date of the termination of Executive’s employment. If Executive resigns his employment for a reason other than Good Reason, Executive will not be entitled to any compensation beyond the date of the termination of Executive’s employment.

(b) Termination Without Cause; Resignation for Good Reason. If Executive’s employment is terminated by Navigators during the term of this Agreement for a reason other than Cause, or if Executive resigns for Good Reason, then subject to Executive’s execution and non-revocation of a General Release in accordance with Section 7 of this Agreement, Executive will be entitled to (i) continued payment of his base salary for a period of 12 months, payable on each of Navigators’ regularly scheduled payroll dates (“Severance Pay”); (ii) payment of an amount equal to 100% of Executive’s target annual bonus for the year in which Executive’s employment terminates, payable within 60 days after the date of termination; (iii) payment of any annual bonus earned in the year prior to the year in which Executive’s employment terminates, to the extent not paid and without regard to Executive’s continued employment through the date of payment, payable when otherwise paid to similarly situated senior officers of Navigators; and (iv) subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the Executive and his or her eligible dependents, and Executive’s continued payment of premiums associated with such coverage, the Company shall pay or reimburse Executive, on a monthly basis, for the portion of the costs of continued health benefits for Executive and Executive’s covered dependents equal to the amount that the Company was paying immediately prior to such termination, with such reimbursement to continue for 12 months following such termination, or such earlier date on which COBRA coverage for the Executive and his or her covered dependents terminates in accordance with COBRA. Any such payments scheduled to be paid prior to the effective date of the General Release shall be delayed until the General Release becomes effective in accordance with Section 7 of this Agreement. In the event that such termination or resignation occurs during the 12-month period following a Change in Control, then in addition to the payments and benefits described in clauses (i) through (iv) above, (A) any outstanding stock grants will immediately vest, with outstanding performance-based awards vesting at 100% of the target level of performance and (B) any unpaid amounts of the Retention Award shall be paid. Notwithstanding the foregoing, in the event that Executive breaches any of the covenants set forth in Sections 8, 9 and 10, all payments of Severance Pay shall thereupon cease and no further payments to Executive shall be made by Navigators.

(c) Definitions.

(i) Cause. Navigators shall be entitled to terminate the employment of Executive for Cause if any of the following shall occur during the term of this Agreement:

(A) the commission by Executive of a felony;

(B) Executive engages in conduct involving fraud, moral turpitude, dishonesty, gross misconduct, embezzlement, or theft;

(C) the failure of Executive to perform material duties assigned to him by Navigators, insofar as such duties are consistent with Executive’s position, after written notice to Executive of such failure specifying in detail the circumstances constituting such failure, and the expiration of a 30-day period following Executive’s receipt of such written notice, during which Executive has failed to reasonably cure such failure to perform; and

(D) Executive’s material breach of any of the terms of this Agreement or of any written, lawful directive of Navigators or of any Navigators policy set forth in Navigators’ Employee Policy Manual and, to the extent such breach is curable, failure to reasonably cure said breach with five days of Executive’s receipt of such written notice.

(ii) Change in Control. As used herein, the term “Change in Control” shall mean the occurrence of one or more of the following:

(A) A Change in the Ownership of Navigators Group. A change in ownership of Navigators Group shall occur on the date that any one person or entity (a “Person”), or more than one Person acting as a “Group” (within the meaning of regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), acquires ownership of stock of Navigators Group that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of Navigators Group; provided, however, that, if any one Person, or more than one Person acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of Navigators Group, the acquisition of additional stock by the same Person or Persons is not considered to cause a change in the ownership of Navigators Group.

(B) A Change in the Effective Control of Navigators Group. A change in the effective control of Navigators Group occurs on the date that either:

(1) any one Person, or more than one Person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of Navigators Group possessing 35% or more of the total voting power of the stock of Navigators Group; provided, however, that, if any one Person, or more than one Person acting as a Group, is considered to effectively control Navigators Group, the acquisition of additional control of Navigators Group by the same Person or Persons is not considered a change in the effective control of Navigators Group; or

(2) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that, if one Person, or more than one Person acting as a Group, is considered to effectively control Navigators Group, the acquisition of additional control of Navigators Group by the same Person or Persons is not considered a change in the effective control of Navigators Group.

(C) A Change in the Ownership of a Substantial Portion of Navigators’ Assets. A change in the ownership of a substantial portion of Navigators’ assets occurs on the date that any one Person, or more than one Person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from Navigators that have a total gross fair market value equal to all or substantially all of the total gross fair market value of all of the assets of Navigators immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by Navigators is not treated as a change in the ownership of such assets if the assets are transferred to:

(1) a stockholder of Navigators Group (immediately before the asset transfer) in exchange for or with respect to its stock;

(2) an entity, 50% or more of the total fair market value or voting power of which is owned, directly or indirectly, by Navigators Group;

(3) a Person, or more than one Person acting as a Group, that owns, directly or indirectly, 50% or more of the total fair market value or voting power of all the outstanding stock of Navigators Group; or

(4) an entity, at least 50% of the total fair market value or voting power of which is owned, directly or indirectly, by a Person described in clause (3) of this subsection (C).

(iii) Good Reason. “Good Reason” shall occur if:

(A) Navigators shall, without the prior written consent of Executive, materially reduce or alter the rights, responsibilities, duties or authority of Executive, including, without limitation, demoting Executive from the position referred to in Sections 1 and 2 to a lower level position; or

(B) Navigators materially reduces Executive’s base salary, Executive’s annual performance bonus target or Executive’s long term incentive target; or

(C) Navigators changes the principal location at which Executive is required to conduct his employment duties by more than fifty (50) miles; or

(D) Navigators requires Employee to take any action which would be a violation of federal, state or local criminal law; or

(E) Navigators materially breaches this Agreement;

provided, however, that none of such events shall constitute Good Reason unless Executive provides written notice containing the details of such event to Navigators within 15 days after its initial occurrence, and Navigators fails to cure such event within 30 days after its receipt of such notice.

7. WAIVER AND RELEASE. Any and all amounts payable and benefits provided pursuant to Section 6 shall be payable only if the Executive delivers to Navigators and does not revoke a general release of claims in favor of Navigators and its affiliates in substantially the form prescribed by Navigators (the “General Release”). Such release must be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination. Failure to timely execute the General Release, or the Executive’s revocation of the General Release, shall result in the forfeiture of any such payments or benefits.

8. CONFIDENTIALITY. For purposes of this Section 8, and Sections 9, 10, 12 and 13 of this Agreement, the term “Navigators” shall include Navigators Management, Navigators Group and all related or affiliated entities. Executive covenants and agrees that, from and after the date hereof, Executive shall not, directly or indirectly disclose any Confidential Information, as hereinafter defined, to any party whatsoever, except to the extent required in the performance of his duties for Navigators or as otherwise permitted in this Agreement, or use any Confidential Information for the benefit of himself or any other person, firm, corporation or other entity. The term “Confidential Information” shall mean any information related to Navigators’ business including, without limitation, policy forms, agency and subproducer relationships, product and financial plans, information on pricing and customers, fees and services provided therefor, technical information and data, financial reserves, other financial information, business or product plans or costs, existing or prospective customers or customer lists, pricing data or other terms of sales, customer requirements, buying history or underwriting or risk assessment information, the identity of agents or customers or prospective agents or customers, products, coverages, the terms of any reinsurance, fronting or other agreements of Navigators, and all information to which Executive has access during his employment with Navigators which belongs or relates to a third party and which would constitute Confidential Information if it belonged to or related to Navigators. Confidential Information shall also include knowledge that is specific to Navigators and is gained by Executive through his employment by Navigators. Executive shall not be required to maintain the confidentiality of any information, which is or becomes part of the public domain through no act or omission attributable to Executive.

All Confidential Information and all other data, whether written or electronically stored, computer printouts and other records and written material prepared or compiled by Executive or furnished to Executive while in the employ of Navigators and which relates to the business of Navigators, is the property of Navigators. Upon the termination of Executive’s employment with Navigators, Executive shall return to Navigators, all documents, files, diskettes and other information storage media containing all such Confidential Information and other data, and shall not retain copies thereof.

Nothing in this Agreement prohibits Executive from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to Navigators), or from responding if properly subpoenaed or otherwise required to do so under applicable law. In addition, nothing in this Agreement limits Executive’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to Executive). In addition, nothing in this Agreement shall limit Executive’s ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

9. NON-SOLICITATION AND NON-HIRING OF NAVIGATORS’ EMPLOYEES. Executive covenants and agrees that, while employed by Navigators and for a period of one year thereafter, Executive will not, directly or indirectly, solicit, hire, or assist any other party in soliciting or hiring, any employee of Navigators, or otherwise seeking to influence any employee of Navigators to terminate employment with Navigators or to become employed by any other party.

10. NON-SOLICITATION OF CUSTOMERS, AGENTS AND OTHERS. Executive covenants and agrees that, for a period of one year following the termination of his employment with Navigators (the “Restricted Period”), Executive shall not solicit or call upon any person, entity or business which was an existing or prospective customer, agent, insured, client, broker or agent of Navigators at any time during the period commencing twelve (12) months prior to the termination of Executive’s employment with Navigators for the purpose of selling to or through such parties any insurance coverage which has been offered for sale by Navigators during Executive’s employment with Navigators. The restrictions herein shall extend to any persons, corporations, partnerships, firms, businesses or entities for whom or through whom Navigators engages in the business of providing insurance or conducting related business or for whom or through whom Navigators actively sought or seeks to engage in such business during the period commencing twelve (12) months prior to the termination of Executive’s employment with Navigators through the end of the Restricted Period and shall include agents and subagents of Navigators notwithstanding that such persons or entities may have been induced to enter into a business relationship with Navigators by the efforts of Executive or someone on his behalf.

The restrictions in this Section 10 shall be limited to any county of any state or any comparable jurisdiction of any foreign country in which Navigators, directly or through subsidiaries or affiliates, during the period of Executive’s employment with Navigators or during the Restricted Period, has been or is engaged in the business of providing insurance or conducting related business. Notwithstanding the foregoing, the restrictions set forth in this Section 10 shall not apply to any jurisdiction whose laws prohibit enforcement of such restrictions.

11. JUDICIAL MODIFICATION. The parties hereby agree that the covenants set forth in Sections 9 and 10 hereof are severable and that if the scope or enforceability of any such covenant(s) is adjudged to be overbroad in any manner, a court or other trier of fact of competent jurisdiction may modify and enforce said covenant to give it the maximum scope permitted by applicable law.

12. INJUNCTIVE RELIEF. Executive acknowledges that compliance with the restrictive covenants herein is necessary to protect the business and good will of Navigators, and that a breach of these restrictions will cause irreparable damage to Navigators for which monetary damages may not be adequate. Consequently, Executive agrees that in the event that he breaches or threatens to breach any of the restrictive covenants contained herein, Navigators may be entitled, upon compliance with applicable requirements of law, to both (i) a temporary, preliminary and/or permanent injunction in order to prevent the continuation of such harm, and (ii) money damages insofar as they can be determined. Notwithstanding any of the foregoing, and subject to the requirements of law, nothing in this Agreement shall be construed to prohibit Navigators from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative to the extent permitted by law. Similarly, nothing herein shall be construed to prohibit Executive to assert all available and appropriate defenses and claims in response to any legal claim asserted by Navigators.

13. LITIGATION EXPENSE. In the event that Executive brings an action in any court of competent jurisdiction seeking to enforce the terms of this Agreement and Executive is the prevailing party in any such court proceeding, Executive shall be reimbursed by Navigators for Executive’s legal fees and expenses incurred in connection with such litigation. Any recovery of legal fees and expenses hereunder shall be in addition to any other recovery or remedy directed by the court.

14. PARACHUTE PAYMENT MATTERS. Notwithstanding any other provision of this Agreement, if by reason of Section 280G of the Code any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with Navigators or an Affiliate (as defined below) (collectively with the Contract Payments, “Total Payments”)) would not be deductible (in whole or part) by Navigators, an Affiliate or other person making such payment or providing such benefit, then the Contract Payments shall be reduced and, if Contract Payments are reduced to zero, other Total Payments shall be reduced (in the reverse order in which they are due to be paid) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code, provided, however, that no such reduction shall be made unless the net after-tax benefit received by the Executive after such reduction would exceed the net after-tax benefit received by the Executive if no such reduction was made. The foregoing determination and all determinations under this Section 14 shall be made by the Accountants (as defined below). For purposes of this Section 14, “net after-tax benefit” shall mean (i) the Total Payments that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of any Contract Payment shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Contract Payments (and, thereafter, other Total Payments) shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants; and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 14, the term “Affiliate” means Navigators’ successors, any Person whose actions result in a Change in Control or any company affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with Navigators within the meaning of Section 1504 of the Code and “Accountants” shall mean Navigators’ independent certified public accountants serving immediately prior to the Change in Control, unless the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, in which case Navigators shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. All fees and expenses of the Accountants shall be borne solely by Navigators.

15. COMPLIANCE WITH IRC SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable to the Executive (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of Executive’s death. Any reimbursement or advancement payable to the Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive as soon as practicable following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

16. NOTICES. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, sent by personal delivery, confirmed facsimile or electronic mail, or certified mail, return receipt requested, to each of the applicable addresses set forth below (or such other address as may from time to time be designated by notice by any party hereto for such purpose):

To Executive:	Ciro M. DeFalco 43 Hilltop Drive Manhasset, New York 11030

To: Navigators:	The Navigators Group, Inc. 400 Atlantic Street, 8th Floor Stamford, Connecticut 06901 Attn: General Counsel

Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by facsimile or electronic mail, on the day of confirmation or, if by certified mail, on the date shown on the applicable return receipt.

17. MISCELLANEOUS.

(a) Except for other documents referenced in this Agreement, this written Agreement contains the sole and entire Agreement between the parties, and supersedes any and all other agreements between them.

(b) The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed a waiver of any subsequent breach thereof. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith.

(c) In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(d) In any action, special proceedings or other proceedings that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Connecticut shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which the action or special proceeding may be instituted.

(e) The section headings contained herein are inserted for ease of reference only and shall not control or affect the meaning or construction of the provisions hereof.

(f) This Agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, Navigators has hereunto caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set his hand, all being done in duplicate originals as of the Effective Date.

THE NAVIGATORS GROUP, INC.	EXECUTIVE

/s/ Emily B. Miner	/s/ Ciro M. DeFalco
Emily B. Miner, SVP & General Counsel

NAVIGATORS MANAGEMENT COMPANY, INC.

/s/ Emily B. Miner
Emily B. Miner, SVP & General Counsel

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